SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25
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                                                Commission File Number 333-74846
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                           NOTIFICATION OF LATE FILING
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(Check One):
      [ ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F  [X] Form 10-Q  [ ] Form N-SAR

     For Period Ended:   March 31, 2004
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[ ]  Transition Report on Form 10-K         [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F         [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

     For the Transition Period Ended:
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  Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
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                             REGISTRANT INFORMATION
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Full name of registrant:       RAPTOR NETWORKS TECHNOLOGY, INC.
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Former name if applicable:     PACIFIC INTERMEDIA, INC.
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Address of principal executive office (Street and number)

65 Enterprise Road
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City, state and zip code:    Aliso Viejo, CA  92656
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                                     PART II
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                             RULE 12b-25 (b) AND (c)
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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will be filed  on or  before  the  15th  calendar  day  following  the
               prescribed  due  date;  or  the  subject   quarterly   report  or
               transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
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                                    NARRATIVE
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     State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F,
10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Management is in the process of completing the Form 10-QSB for the quarter ended March 31, 2004. It is anticipated that the Form 10-QSB for the quarter ended March 31, 2004 will be filed within the time period permitted by this extension.


                                     PART IV
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                                OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

     Bob Van Leyen, CFO                 (949)                330-6540
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             (Name)                  (Area Code)         (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):

                                                          [X] Yes    [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [ ] Yes    [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        RAPTOR NETWORKS TECHNOLOGY, INC.
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                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May 11, 2004                        By: /s/ Bob Van Leyen
                                               ---------------------------------
                                               Bob Van Leyen,
                                               Chief Financial Officer